Exhibit 10.1

Execution Copy

October 23, 2019

Jonathan W. Ayers

Re: Mutual Separation Agreement

Dear Jon:

This letter agreement (this “Mutual Separation Agreement”) and a separate senior advisor agreement being entered into by you and IDEXX Laboratories, Inc. (the “Company”) simultaneously herewith (the “Senior Advisory Agreement”) set forth the terms under which your tenure as an employee of the Company and its subsidiaries and affiliates (hereinafter collectively referred to as “IDEXX”) will end and you will (i) continue to serve the Company as a member of the Board of Directors (“Board”) but will resign as Chairman of the Board, and (ii) begin serving the Company as a non-employee senior advisor (a “Senior Advisor”). By signing below you agree to the terms and conditions set forth in this Mutual Separation Agreement, and agree and acknowledge the following:

1.	Transition. Your tenure as an employee of IDEXX will end effective on November 1, 2019 (the “Transition Date”). You acknowledge and agree that, as of the Transition Date, you shall be deemed to have resigned from all positions you hold as an officer of IDEXX, as an officer or director of any subsidiary or affiliate of the Company, and as Chairman of the Board of Directors of the Company, and you agree that you will cooperate with IDEXX to execute in a timely manner any additional documentation that may be required to effect your resignation from such positions. For the avoidance of doubt, the resignations contemplated herein do not include resignation from service as a director of the Company.

2.	Transition Payment. Your usual pay will continue until and cease on the Transition Date. Subject to your execution of this Mutual Separation Agreement and conditioned on the Release (as defined herein) becoming effective and irrevocable as set forth in Paragraph 2.e. and the other terms and conditions hereof, following the Transition Date, the Company will pay you:

a.	Two years of your base salary (at your base salary rate in effect immediately prior to the Transition Date as separation pay). This amount, equaling $1,600,000.00, shall be paid to you in substantially equal installments in accordance with the Company’s standard payroll practices (subject to applicable tax withholding obligations), beginning on the first payroll date coincident with or next following the one month anniversary of the Transition Date, subject to the terms of Paragraphs 2.d and 2.e hereof.

b.	An amount equal to $40,000.00 (estimated to equal approximately 18 months of COBRA premium costs plus 6 additional months of health coverage premium costs), which shall be paid in a lump sum (less applicable withholdings) on the first payroll date coincident with or next following the Transition Date, subject to the terms of Paragraphs 2.d and 2.e hereof.

c.	An amount equal to $833,333.00, which shall be paid to you in a lump sum (less applicable tax withholding obligation) on the first payroll date coincident with or next following the Transition Date, subject to the terms of Paragraph 2.e hereof.

d.	Notwithstanding anything in this Mutual Separation Agreement to the contrary, because you have been determined to be a “specified employee” within the meaning of Section 409A (as defined below), payment of the amounts due under Paragraphs 2.a and 2.b herein shall commence on the first payroll date coincident with or next following the six-month anniversary of the Transition Date (the “Six-Month Delay Period”); provided that each monthly payment that would have otherwise been due to you under Paragraphs 2.a and 2.b during the Six Month Delay Period shall be paid to you (without interest) as part of the first payment made to you in accordance with this Paragraph 2.d.

e.	You acknowledge and agree that the payments set forth in this Paragraph 2 (collectively, the “Transition Payments”) shall be in lieu of severance payments or other consideration, if any, you may be entitled to under any other agreement or arrangement with IDEXX or under any IDEXX policy or plan, including, but not limited to the Employment Agreement, dated January 22, 2002, between you and the Company (the “Employment Agreement”), the IDEXX Laboratories, Inc. Severance Benefit Plan, as initially adopted effective January 1, 1998, including any amendments thereto (the “Severance Plan”) and the Amended and Restated Executive Employment Agreement, dated February 13, 2011, between you and the Company (the “COC Agreement”). You further acknowledge and agree that the Transition Payments and the additional vesting and exercisability of your Outstanding Stock Options (as defined below) provided for under Paragraph 3 below (the “Additional Option Vesting/Exercisability,” and together with the Transition Payments, the “Agreement Consideration”) provide valuable and adequate consideration for (x) your release of any claims under the Age Discrimination in Employment of 1967, as amended, and the release of all other claims and the covenant not to sue as set forth in the Release (as defined herein) and (y) your execution and delivery, your agreement to be bound by, and your continued compliance with, the terms of the Invention and Non-Disclosure Agreement attached hereto as Exhibits A and the Non-Compete Agreement attached hereto as Exhibit B (such agreements to be referred to herein as the “Ancillary Agreements”). Further, as set forth above, IDEXX’s obligation to provide the Transition Payments and the Additional Option Vesting/Exercisability are conditioned on (i) your executing and delivering to IDEXX, and continued compliance with, the Ancillary Agreements simultaneously with this Mutual Separation Agreement, which shall be effective immediately upon your execution and delivery thereof, and (ii) your executing and delivering to the Company a general release of claims substantially in the form attached hereto as Exhibit C (the “Release”) by November 13, 2019, and such Release becoming effective and irrevocable under its terms.

f.	Subject to the terms for each as described above, the payments set forth in Paragraphs 2.a., 2.b., and 2.c. shall be paid to you through the direct deposit system, if you have direct deposit established. If you do not have direct deposit, payments will be mailed to you at the address the Company has for you on file.

3.	Stock Options . You acknowledge and agree, that in further consideration of your execution and delivery of an irrevocable Release as set forth in Paragraph 2.e. and your execution and delivery (and agreement to be bound by the terms) of the Ancillary Agreements, with respect to each of the outstanding annual stock option awards previously granted to you (each, an “Outstanding Stock Option”), notwithstanding anything to the contrary in any document or agreement, whether or not you continue to serve as a director of the Company or as Senior Advisor, (i) the Outstanding Stock Options that are unvested as of the Transition Date (“Unvested Outstanding Stock Options”) will continue to vest in accordance with the vesting schedule set forth in the applicable Outstanding Stock Option award agreement; and (ii) each Outstanding Stock Option that is unexercised as of the Transition Date shall be exercisable by you (with respect to Unvested Outstanding Stock Options, only after the vesting thereof) until the expiration date of the Outstanding Stock Option as set forth in the applicable Outstanding Stock Option award agreement. Any Outstanding Stock Option not exercised prior to such Outstanding Stock Option’s expiration date shall be forfeited.

4.	IDEXX Executive Deferred Compensation Plan. Effective on the Transition Date you will have incurred a “Separation From Service” under the terms of the IDEXX Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and will become eligible for a distribution of your account therein in accordance with the terms of the Deferred Compensation Plan, the applicable deferral elections you have previously made and Section 409A (as defined below).

5.	IDEXX Retirement and Incentive Savings Plan (401(k) Plan). If you are a participant in the IDEXX Retirement and Incentive Savings Plan (401(k) Plan), effective on the Transition Date you will become an inactive participant in such plan and will become eligible for a distribution from such plan. As a result, from and after the Transition Date, you may, for example, roll over your account to an IRA or to another qualified employer 401(k) plan.

6.	Health, Dental, and Vision Plans for Employees of IDEXX. If applicable, your enrollment in the IDEXX medical, dental, and vision plans will continue through the last day of the calendar month in which the Transition Date occurs. After that date, to the extent you are eligible, you may continue your medical and dental coverage for eighteen months under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) by paying the total cost of the premium plus an additional 2% administrative charge as provided by COBRA (details will be provided to you separately). As noted in Paragraph 2.b. hereof, subject to your otherwise complying with the terms of this Mutual Separation Agreement, including Paragraph 2.e. hereof, the Company will pay you in a lump sum payment an amount equal to approximately 18 months of COBRA premium costs plus six months of a substantially similar monthly amount, which you may, but are not required, to put toward obtaining supplemental medical coverage following the expiration of the COBRA continuation period in accordance with law. Notwithstanding the foregoing, if the Company’s making this lump sum payment to you under this Mutual Separation Agreement would violate the nondiscrimination rules applicable to health plans or self-insured plans under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Mutual Separation Agreement in a manner as is necessary to comply with the PPACA and the Code. Further, nothing herein provided shall be construed to extend the period of time over which COBRA continuation coverage otherwise may be provided to you and/or your dependents.

7.	Basic Life Insurance, Basic Accidental Death & Dismemberment Coverage, and Disability Coverage. Your basic life insurance coverage terminates effective as of the Transition Date. This coverage may be converted to an individual policy (details will be provided to you separately). Your basic accidental death and dismemberment coverage terminates effective as of the Transition Date. This coverage may not be converted to an individual policy.

Your long- and short-term disability coverage terminates effective as of the Transition Date. Your eligibility for disability benefits relating to occurrences on or prior to the Transition Date will not be affected.

8.	Paid Time Off (PTO) Pay. You acknowledge and agree that during the period of paid medical leave since June 28, 2019, all of your accrued PTO time has been deemed to have been fully utilized, and as a result you will not receive any payment for accrued PTO in connection with your Transition Date.

9.	Expense Reports and Company Credit Cards. You must submit any outstanding expense reports for your time as an employee of IDEXX no later than the Transition Date. Your IDEXX credit cards will be canceled on the Transition Date. IDEXX may pay any credit card balances not covered by valid expense reports received after the Transition Date and deduct the amount of such payments from amounts that are provided in Paragraph 2 of this Mutual Separation Agreement. Without limiting the foregoing, you agree that the Company may withhold from any Transition Payment or other payment owed to you by IDEXX any amounts owed by you to IDEXX.

10.	IDEXX Property. All IDEXX property in your possession must be returned by you to the Company no later than the Transition Date; provided that your IDEXX-issued cell phone and laptop will be returned to you once all IDEXX proprietary information has been removed. IDEXX will hold you responsible for any such property not returned and you hereby acknowledge and agree that IDEXX may withhold the value of such property from any Transition Payment or other payment owed to you by IDEXX. You agree that with respect to IDEXX documents and records, you shall not keep or retain any copies, either in hard copy or electronically stored. As applicable in compliance with the foregoing, except as expressly set forth above, you agree to return by the Transition Date to IDEXX all equipment, books, desktops, laptops, notebooks, documents, reports, files, memoranda, records, computer hardware or software and program design samples, mockups, correspondence, work papers, financial data, business plans, business records, mailing lists, customer or contact lists, calendars, card files, cardkey passes, door, file and computer keys, computer access codes or disks, company charge cards, instructional or employee manuals, PDAs or other devices, and any other IDEXX property which you received, compiled or made during your employment with IDEXX. Notwithstanding anything to the contrary in this Paragraph 10, you shall retain access to and the right to use your IDEXX email address until December 31, 2019.

11.	Administrative Assistance. Following the Transition Date, the Company will consider in good faith requests made by you from time to time for administrative and support services to be provided by Company employees during business hours.

12.	Non-Disparagement. You hereby agree that you shall not make any disparaging statements, whether orally, in writing, or in any other medium regarding IDEXX or its directors, officers, shareholders, employees or agents. You also agree that you shall not intentionally make any false or disparaging communications regarding IDEXX or its business, directors, officers, shareholders, employees or agents, including but not limited to communicating any information (whether true or not) that may have the effect of undermining the respect and confidence in IDEXX or its business, directors, officers, shareholders, employees or agents by IDEXX’s customers and/or employees. The Company hereby agrees that it shall not, and will direct its directors and officers that they shall not, make any disparaging statements, whether orally, in writing, or in any other medium about you. The Company also agrees that it shall not, and will direct its directors and officers that they shall not, intentionally make any false or disparaging communications about you, including but not limited to communicating any information (whether true or not) that may have the effect of undermining your reputation.

13.	Choice of Law. This Mutual Separation Agreement shall be governed by and construed in accordance with the laws of the State of Maine. You agree and consent to submit to personal jurisdiction in the State of Maine in any state or federal court of competent subject matter jurisdiction situated in Cumberland County, Maine. You further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of the Ancillary Agreements and the Release shall be in a state or federal court of competent subject matter jurisdiction situated in Cumberland County, Maine. In addition, you waive any right to challenge in another court any judgment entered by such Cumberland County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum. In addition, you and the Company also waive any right you or it may otherwise have to a trial by jury in any action to enforce the terms of this Mutual Separation Agreement, the Ancillary Agreements or the Release.

14.	Confidentiality; Ancillary Agreements; Senior Advisory Agreement. By signing this Mutual Separation Agreement, you are representing that you will not use for yourself or for another company or disclose to others any information of a confidential nature pertaining to IDEXX or its business that came or will come to your attention because of the positions or responsibilities you have had or may in the future have with IDEXX. This includes, but is not limited to, customer contacts and information, financial information, personnel information and any information concerning IDEXX’s business strategies, which information is not known by the general public by proper means.

In addition, you acknowledge and confirm that simultaneously herewith you are executing and delivering to the Company the Ancillary Agreements and the Senior Advisory Agreement, and, in each case, will be subject to all of each agreement’s respective terms and you hereby agree to comply with the restrictions thereunder. You further acknowledge and agree that the Agreement Consideration the Company has agreed to pay and provide to you under this Mutual Separation Agreement provide valuable and adequate consideration for your agreement to execute, be bound by and comply with the Ancillary Agreements and the Release. You further acknowledge and agree that you will not challenge the enforceability of any of the Ancillary Agreements or the Release and hereby agree to comply with the restrictions and obligations under such agreements. You are further notified that if you file a lawsuit for retaliation by IDEXX for reporting a suspected violation of law, you may disclose IDEXX’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (a) file your document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

In the event of any breach of any provision in this Mutual Separation Agreement, or any of the Ancillary Agreements, in addition to any other remedy, you agree that the Company may commence an action for equitable relief as it deems appropriate without the necessity of posting bond and without proving special damages or irreparable injury.

15.	Continuing Cooperation. You and the Company have agreed that you will serve as Senior Advisor following the Transition Date pursuant to the terms and conditions set forth in the Senior Advisory Agreement. In addition to providing the services pursuant to the Senior Advisory Agreement, following the Transition Date, you agree to make yourself reasonably available (without the expectation of additional compensation) to answer any questions via telephone/email about the transition of your responsibilities, and to cooperate with respect to helping IDEXX deal with any legal matters arising out of events in which you were involved or with which you are familiar due to your former or future roles and responsibilities with IDEXX.

16.	Future Board Service. Following the Transition Date you will continue to serve as a director of the Company and, with respect to such service, you will be entitled to receive compensation as a non-employee director of the Company under the Company’s director compensation program as in effect from time to time. For this purpose, your status as a non-employee director shall be deemed to be effective immediately following the Transition Date. You agree and acknowledge that, if, at any time, the Board determines in its sole discretion to request that you step down from your role as a director of the Company and no longer serve in such capacity, you will promptly tender your resignation as a director of the Company, and if you fail to tender such resignation on a timely basis, you automatically will be deemed to have resigned as a director of the Company as of the date of such request from the Board without further notice or action.

17.	Complete Agreement. This Mutual Separation Agreement, including the Ancillary Agreements and the Release, and the Senior Advisory Agreement constitute the complete understanding between you and IDEXX with respect to your separation from employment from IDEXX and your serving as Senior Advisor, and this Mutual Separation Agreement, including the Ancillary Agreements and the Release, and the Senior Advisory Agreement supersede all prior representations, agreements, and understandings, both written and oral, between you and IDEXX with respect to the subject matters hereof, including but not limited to the Employment Agreement and the COC Agreement. You acknowledge that you have not relied upon any representations, promises, or agreements of any kind except those set forth herein in signing this Mutual Separation Agreement.

18.	No Changes To Benefit Plans. Nothing in this Mutual Separation Agreement shall be construed to modify the terms of any IDEXX employee benefits plan. The terms of such plans shall continue to govern. IDEXX retains the right to amend or terminate its employee benefit plans at any time.

19.	Section 409A. It is the intent of the parties that any compensation, benefits and other amounts payable or provided under this Mutual Separation Agreement be paid or provided in a manner that is either exempt from, or in compliance with, Section 409A of the Code, as amended from time to time and related rules, regulations and Treasury pronouncements (together, “Section 409A”). Any ambiguity in this Mutual Separation Agreement shall be interpreted consistent with the foregoing. Each payment payable hereunder shall be a separate payment in a series of separate payments for purposes of Section 409A. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees, or agents be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A or damages for failing to comply with or be exempt from Section 409A and no such person makes any guarantee that the Mutual Separation Agreement and the provisions thereof are exempt from or comply with Section 409A. To the extent Section 409A is applicable, references to the end of your tenure as an employee or your transition or separation, or like terms, shall mean a separation from service within the meaning of Section 409A and regulations thereunder.

20.	Effective Date. Except as otherwise provided herein with respect to the Release, this Mutual Separation Agreement shall take effect on the date of your execution of this Mutual Separation Agreement.

21.	Miscellaneous.

a.	No delay or omission by the Company in exercising any right under this Mutual Separation Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b.	The captions of the sections or paragraphs of this Mutual Separation Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Mutual Separation Agreement.

c.	In case any provision of this Mutual Separation Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

d.	Nothing in this Mutual Separation Agreement precludes you from providing truthful testimony when lawfully subpoenaed or otherwise required to do so by law.

e.	By signing this Mutual Separation Agreement, you hereby represent that to the best of your knowledge you did not commit any act, or fail to commit any act, or do anything else while employed by IDEXX that was a breach of your duty of loyalty (including but not limited to taking any property that belongs to IDEXX or its customers, except as otherwise expressly provided by this Mutual Separation Agreement) or that might result in liability to IDEXX.

f.	This Mutual Separation Agreement may not be altered, amended or modified except in writing signed by both the Company and you.

g.	If any provision of this Mutual Separation Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Mutual Separation Agreement, as the case may require, and this Mutual Separation Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Mutual Separation Agreement modify this Mutual Separation Agreement so that, once modified, this Mutual Separation Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

22.	Reimbursement; Cessation of Payment. If you or your heirs or assigns breach any of the terms of this Mutual Separation Agreement or breach any other obligation owed to the Released Parties (as defined in the Release), including, without limitation, the Ancillary Agreements or the Release, IDEXX shall have, in addition to any other remedies, the right to cease any and all future payments under this Mutual Separation Agreement provided in consideration thereof and the right to recover any and all payments previously made under this Mutual Separation Agreement in consideration thereof, or any amount of actual damages proven by IDEXX, if greater (except for the portion of the consideration received by you in consideration for your release of age discrimination claims, which the parties hereby agree shall be equal to $1,000). Further, you shall indemnify and hold harmless the Released Parties from and against all liability, costs and expenses, including attorneys’ fees, arising out of any said breach. You and IDEXX acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the tender back shall not be the exclusive remedy hereunder. In the event of a breach of the terms of this Mutual Separation Agreement or the Ancillary Agreements or breach of any other obligation owed to the Released Parties as set forth in the Release, IDEXX shall contact you via email or written correspondence and provide you with five (5) business days’ notice to allow for your response to such breach prior to the cessation of any and all future payments or benefits under this Mutual Separation Agreement.

23.	Counterparts. This Mutual Separation Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered in .pdf format shall be deemed effective for all purposes.

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Please sign and return a complete copy of this Mutual Separation Agreement to Giovani Twigge, Chief Human Resources Officer of the Company. By executing this Mutual Separation Agreement in the space provided below (and the Ancillary Agreements attached hereto), you agree to be bound by the terms of this Mutual Separation Agreement, (and the terms of the Ancillary Agreements attached hereto), and IDEXX agrees to pay you the Agreement Consideration and to provide the Additional Option Vesting/Exercisability, subject to you executing and not revoking the Release in accordance with Paragraph 1.e. and the terms of the Release.

IDEXX LABORATORIES, INC.

/s/ Giovani Twigge		October 23, 2019
By:	Giovani Twigge	Date:
Title:	Corporate Vice President and
Chief Human Resources Officer

/s/ Jonathan W. Ayers	October 23, 2019
Jonathan W. Ayers	Date:

[Mutual Separation Agreement Signature Page – Ayers]

Exhibit A

[See attached Invention and Non-Disclosure Agreement]

Invention and Non-Disclosure Agreement

I, Jonathan W. Ayers, hereby agree as follows:

1. Inventions and Patents

(a)	I will promptly and fully disclose to IDEXX Laboratories, Inc. (together with its subsidiaries and affiliates, the “Company”) any and all inventions, discoveries, trade secrets and improvements, whether or not patentable or whether or not they are made, conceived or reduced to practice during working hours or using the Company’s data or facilities, which I have developed, made, conceived or reduced to practice, or may develop, make, conceive or reduce to practice, during my employment by the Company or while providing services to the Company as a Senior Advisor , either solely or jointly with others (collectively, “Developments”). All such Developments are and shall be the sole property of the Company, and I hereby assign to the Company, without further compensation, all my right, title and interest in and to such Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

(b)	I will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings, and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

(c)	I will assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, I will sign all applications, assignments, instruments, and papers and perform all acts necessary or desired by the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full exclusive benefits and advantages thereof.

(d)	I understand that my obligations under this section will continue after the termination of my employment with the Company and after the end of the period during which I am providing services to the Company as a Senior Advisor (the “Senior Advisory Period”) and that during my employment and the Senior Advisory Period I will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Company. I further understand that if after the Senior Advisory Period I am requested to perform any obligations under the section, I shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.

2. Proprietary Information

(a)	I recognize that my relationship with the Company has been and is, and will continue to be, one of high trust and confidence by reason of my access to and contact with the trade secrets and confidential and propriety information of the Company and its employment applicants, employees, customers and contractors. I will not at any time, during my the remaining period of my employment, during the Senior Advisory Period or thereafter, disclose to others, or use for my own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company or its employment applicants, employees, customers or contractors (collectively, “Proprietary Information”). I understand that notwithstanding the foregoing, nothing in this Invention and Non-Disclosure Agreement prohibits me from reporting to any governmental official or an attorney information concerning a possible violation of law, and that I may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability provided I do so consistent with 18 U.S.C. 1833, as amended.

(b)	By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists, and all employment applicant, employee or customer personal information.

(c)	My undertakings and obligations under this Section 2 will not apply, however, to any Proprietary Information which: (a) is or becomes generally known to the public through no action on my part, (b) is generally disclosed to third parties by the Company without restriction on such third parties, or (c) is required to be disclosed by me within the scope of my duties to the Company.

© 2016 IDEXX Laboratories, Inc. All rights reserved.

Invention and Non-Disclosure Agreement

(d) Upon termination of my employment with the Company, and at the end of the Senior Advisory Period, or at any other time upon request of the Company, I will promptly deliver to the Company all notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in my possession or under my control, whether prepared by me or others, which contain Proprietary Information. I acknowledge that this material is the sole property of the Company.

3. Absence of Restrictions Upon Disclosure and Competition

(a)	I hereby represent that, except as I have disclosed in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing trade secret or confidential or proprietary information in the course of my employment with, or service as Senior Advisor to, the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(b)	I further represent that my performance of all the terms of this Agreement and as an employee of and Senior Advisor to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I have not and will not disclose to the Company or induce the Company to use any confidential and proprietary information or material belonging to any previous employer or others.

4. Other Obligations

I acknowledge that the Company from time to time may have agreements with other persons or with the U. S. Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions, which are made known to me, and to take all action necessary to discharge the obligations of the Company under such agreements.

Miscellaneous

(a)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)	This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company. I agree that any change or changes in my duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c)	This Agreement will be binding upon my heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

(d)	No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e)	I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)	This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the State of Maine.

I have read all of the provisions of the IDEXX Invention and Non-Disclosure Agreement and I understand, and agree to, each of such provisions.

Signature:
Printed Name:
Date Signed:

© 2016 IDEXX Laboratories, Inc. All rights reserved.

Exhibit B

[See Attached Non-Compete Agreement]

Non-Compete Agreement

I, Jonathan W. Ayers, hereby agree as follows:

1. Non-Compete

While I continue to be employed by, or serve as a Senior Advisor (as defined in the Mutual Separation Agreement) to or a director of IDEXX Laboratories, Inc. (together with its subsidiaries and affiliates, the “Company”) and for a period equal to the greater of (x) two (2) years after all such services to the Company ends (whether as a Senior Advisor or director) and (y) while any of my Outstanding Stock Options (as defined in the Mutual Separation Agreement, dated October 23, 2019, between the Company and me (the “Mutual Separation Agreement”)) continue to vest under the terms of the Mutual Separation Agreement, I will not directly or indirectly:

(a)   Engage (whether for compensation or without compensation) as an individual proprietor, independent contractor, consultant, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (otherwise than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company) in any business enterprise which competes with the Company in any business area in which the Company is engaged including, but not limited to, the animal and agricultural diagnostic field and the food and environmental testing field; or

(b)   Recruit or otherwise solicit or induce any employee of the Company to terminate their employment with, or otherwise cease their relationships with, the Company;

(c)   Directly or indirectly induce or solicit (or assist any Person (as defined below) to induce or solicit) any customer, vendor, supplier, or client of the Company to terminate its relationship or otherwise cease doing business in whole or in part with the Company , or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company and any of its customers, vendors, suppliers, or clients so as to cause harm to the Company ; or

(d)    Become employed by or otherwise provide any services to the companies set forth on Addendum A attached hereto and their respective affiliates.

As used herein, “Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

2. Interpretation

I consider the restrictions against competition set forth in Section 1 to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, I agree that it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

3. Miscellaneous

(a)    The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)   This Agreement will be binding upon my heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

(c)   No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e)   I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)   This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the State of Maine.

I have read all of the provisions of this IDEXX Non-Compete Agreement and I understand, and agree to, each of such provisions.

Signature:	Date Signed:

Printed Name:

Exhibit C

You should consult with an attorney before signing this release of claims.

RELEASE

Capitalized terms used in this release and defined in the Mutual Separation Agreement (defined below) shall have the meanings given to such terms under the Mutual Separation Agreement.

1.              In consideration of the payments and benefits to be made under the Mutual Separation Agreement, dated as of October 23, 2019 (the “Mutual Separation Agreement”), by and between Jonathan W. Ayers (the “Employee” or “you”) and IDEXX Laboratories, Inc. (the “Company”), its subsidiaries and affiliates (hereinafter collectively referred to as “IDEXX”), the sufficiency of which you acknowledge, by signing this general release of claims (the “Release”), you and your heirs and assigns hereby fully, forever, irrevocably and unconditionally release and discharge IDEXX Laboratories, Inc., its subsidiaries and affiliates, and all of their respective former and current officers, directors, owners, stockholders, affiliates, agents, employees, and attorneys (collectively the “Released Parties”) from, and waive, any and all claims, charges, or actions of any kind which you have ever had or now have through the Release Effective Date (as defined in Paragraph 4.h below), whether known or unknown, against any or all of the Released Parties, arising out of or relating to your employment or termination from employment, including but not limited to claims under the Employment Agreement, claims under the Severance Plan, the COC Agreement, claims for discrimination based on race, sex, disability, national origin, age, religion, color, ancestry, marital or family status, pregnancy, sexual orientation, and any other legally protected attribute or status, and including without limitation claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Maine Human Rights Act, and all other applicable state laws, including but not limited to, laws pertaining to wrongful discharge claims, defamation claims, retaliation claims, unpaid wage claims, or other statutory or common law or contract claims. You acknowledge that this release releases the Released Parties in both their corporate and their individual capacities.

Without limiting the above, this Release also constitutes a release of any claims you may have, as of the Release Effective Date, against the Released Parties, pursuant to the Age Discrimination in Employment Act, as amended (which is the federal statute which makes it illegal for an employer to discharge or otherwise discriminate against an employee because of the employee’s age), including any possible claims relating to termination of your employment.

It is the specific intent and purpose of this Release to release and discharge any and all claims and causes of action of any kind or nature whatsoever as aforesaid to the full extent such release is allowed by law, from the beginning of time until the present day, whether such claims and causes of action are known or unknown and whether specifically mentioned or not. You acknowledge that you are aware that statutes exist that render null and void releases and discharges of claims and causes of actions that are unknown to the releasing or discharging party at the time of execution of the release and discharge. You hereby expressly waive, surrender and agree to forego any protection to which you would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction, including, but not limited to, the State of Maine.

Release – Pg. 1

You agree not only to release and discharge the Released Parties from any and all claims against the Released Parties that you could make on your own behalf, but also those which may have been or may be made by any other person or organization on your behalf.

You specifically waive any right to become, and promise not to become, a party to any case or proceeding or a member of any class in a case or proceeding in which any claim or claims are asserted against the Released Parties involving any event which has occurred prior to or as of the Transition Date. If you are asserted to be a member of a class in a case or proceeding against the Released Parties involving any events occurring prior to or as of the Release Effective Date, you shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. You agree that this Release is, will constitute and may be pleaded as a bar to any such case or proceeding. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Released Parties and that you do not intend to bring any lawsuits, claims or actions on your own behalf or on behalf of any other person or entity against any Released Party.

2.              Exceptions to the Release. Notwithstanding the Release set forth above in Paragraph 1 of this Release and subject, without limitation, to your compliance with Paragraphs 12 and 14 of the Mutual Separation Agreement, this Release is not a waiver by you of (1) any right or claim that may arise after the Release Effective Date, (2) any right or claim to unemployment compensation, (3) any vested retirement and profit sharing benefits for which you are eligible in accordance with the terms of the respective employee benefit plans, (4) your right to indemnification from the Company under the certificate of incorporation or bylaws of the Company and in accordance with applicable law, or (5) any rights under this Release or the Mutual Separation Agreement or that may not be released by law. This is also not a waiver of any claim you may have for workers’ compensation benefits although you hereby represent to IDEXX that you do not know of any such claims and that you do not believe that you have any workplace injury relating to your employment with IDEXX. Further, nothing in this Release or the Mutual Separation Agreement will be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission (“EEOC”) or a state or local fair employment practices agency acting as an EEOC referral agency to enforce employment discrimination laws. Signing this Release will not interfere with your right to file a charge or participate in an investigation or proceeding conducted by the EEOC or the state or local agency as long as you do not seek or accept any damages, remedies, or other relief for yourself personally, which you promise not to do, and any right to which you specifically waive. You understand that unless a court invalidates this Release, you have no right to recover damages against the Released Parties for your claims. Notwithstanding anything to the contrary contained herein, no provision of this Release or the Mutual Separation Agreement shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency Inspector General, or making any other disclosures under the whistleblower provisions of United States federal law or regulation. You do not need the prior authorization of IDEXX to make any such reports or disclosures and you shall not be required to notify IDEXX that such reports or disclosures have been made.

Release – Pg. 2

3.              No Admissions. Nothing contained herein shall be construed as an admission by IDEXX of any liability or unlawful conduct whatsoever. You agree and understand that the payments and benefits described in the Mutual Separation Agreement are provided solely in consideration of your execution of this Release and your obligations under the Ancillary Agreements, and that the payments and benefits are sufficient consideration for the Release and the terms of the Mutual Separation Agreement and your obligations under the Ancillary Agreements

4.             Knowing Consent to Release. By signing below you understand and agree that:

a.	You have the option to take a full twenty-one (21) days from October 23, 2019, the date the Release was provided to you by the Company, within which to consider this Release before executing it. If you sign this Release sooner than 21 days from when it was provided to you, you do so with the understanding that you could have taken the entire 21-day period to review this Release.

b.	You have carefully read and fully understand all of the provisions of this Release.

c.	You are, through this Release, releasing the Released Parties from any and all claims you may have against the Released Parties.

d.	You knowingly and voluntarily agree to all of the terms set forth in this Release.

e.	You knowingly and voluntarily intend to be legally bound by the same.

f.	You have been advised in writing to consider the terms of this Release and consult with an attorney of your choice prior to executing this Release.

g.	You acknowledge that the Agreement Consideration set forth in the Mutual Separation Agreement provides valuable and adequate consideration for this Release and your obligations under the Ancillary Agreements.

h.	You have a full seven (7) days after executing this Release to revoke this Release by delivering written notice of revocation to Giovani Twigge, Chief Human Resources Officer of the Company, and are hereby advised in writing that this Release shall not become effective or enforceable until the revocation period has expired. If the Release is not revoked, it shall become effective and irrevocable on the day next following the day on which the foregoing revocation period has expired (the “Release Effective Date”). In case of revocation, the obligations of each party to this Release and the Mutual Separation Agreement (including the obligation of the Company to provide the Agreement Consideration) shall become null and void.

Release – Pg. 3

5.              Choice of Law. This Release shall be governed by and construed in accordance with the laws of the State of Maine. You agree and consent to submit to personal jurisdiction in the State of Maine in any state or federal court of competent subject matter jurisdiction situated in Cumberland County, Maine. You further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Release, the Mutual Separation Agreement and the Ancillary Agreements shall be in a state or federal court of competent subject matter jurisdiction situated in Cumberland County, Maine. In addition, you waive any right to challenge in another court any judgment entered by such Cumberland County court or to assert that any action instituted by IDEXX in any such court is in the improper venue or should be transferred to a more convenient forum. In addition, you and IDEXX also waive any right you or it may otherwise have to a trial by jury in any action to enforce the terms of this Release.

6.             Miscellaneous.

a.	No delay or omission by IDEXX in exercising any right under this Release shall operate as a waiver of that or any other right. A waiver or consent given by IDEXX on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b.	The captions of the sections or paragraphs of this Release are for convenience of reference only and in no way define, limit or affect the scope or substance of any section or paragraph of this Release.

c.	In case any provision of this Release shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

d.	Nothing in this Release precludes you from providing truthful testimony when lawfully subpoenaed or otherwise required to do so by law.

e.	By signing this Release, you hereby represent that to the best of your knowledge you did not commit any act, or fail to commit any act, or do anything else while employed by IDEXX that was a breach of your duty of loyalty (including but not limited to taking any property that belongs to IDEXX or its customers) or that might result in liability to IDEXX.

f.	This Release may not be altered, amended or modified except in writing signed by both IDEXX and you.

g.	If any provision of this Release shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify this Release so that, once modified, this Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

Release – Pg. 4

7.              Complete Agreement. This Release, the Mutual Separation Agreement and the Ancillary Agreements constitute the complete understanding between you and IDEXX with respect to your separation from employment, and this Release supersedes all prior representations, agreements, and understandings, both written and oral, between you and IDEXX with respect to the subject matters hereof, including but not limited to the Employment Agreement.

8.              Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered in .pdf format shall be deemed effective for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Release – Pg. 5

Please sign and return a complete copy of this Release to Giovani Twigge, Chief Human Resources Officer of the Company, indicating your agreement to all of the terms of the Release. This Release shall expire if not signed by you and returned to Giovani Twigge by no later than the close of business on November 13, 2019.

For IDEXX

By:	Date:
Title:

You have been advised that at least twenty-one (21) calendar days will be provided for the review of this Release, and to consult with an attorney prior to the execution of this Release.

You represent and agree that you have carefully read and fully understand all of the provisions of this Release and that you have voluntarily entered into this Release.

Accepted and Agreed To:

Jonathan W. Ayers	Date:

[Release Signature Page – Ayers]